Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Independent Registered Public Accounting Firm”, “Selected Financial and Other Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Senior Securities”, and to the use of our audit report dated February 25, 2013 and reference to our senior securities table audit opinion dated February 25, 2013 in Pre-Effective Amendment No. 9 to the Registration Statement (Form N-2 No. 333-173026) and related Prospectus of Garrison Capital Inc. for the registration of its common stock.

We also consent to the incorporation by reference therein of our reports, dated February 16, 2012 and May 3, 2011 with respect to the consolidated financial statements of Garrison Capital LLC and Subsidiaries for the year ended December 31, 2011 and for the period from December 17, 2010 (commencement of operations) to December 31, 2010, and the related senior securities tables, in the Pre-Effective Amendment No. 9 to the Registration Statement (Form N-2 No. 333-173026) and related Prospectus of Garrison Capital Inc. for the registration of its common stock, filed with the Securities and Exchange Commission.

  /s/ Ernst & Young LLP

ERNST & YOUNG LLP

New York, New York

February 25, 2013